EXECUTION COPY

                               AMENDMENT NO. 9 TO
               THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


            AMENDMENT NO. 9 dated as of June 30, 2000 to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997 (as heretofore amended, the "STOCKHOLDERS AGREEMENT") among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C., Harold N. Kamine, Newcourt Commercial Finance Corporation (as successor to AT&T Credit Corporation), General Electric Capital Corporation, First Union National Bank (as successor to CoreStates Bank, N.A.), and CoreStates Holdings, Inc., and the Series G Holders listed on Schedule A attached hereto (collectively, the "SERIES G HOLDERS").

                               W I T N E S S E T H

            WHEREAS, the Series G Holders shall acquire certain shares of Series G Convertible Preferred Stock pursuant to the Series G Purchase Agreement (hereinafter defined) and each Series G Holder desires to become a party to the Stockholders Agreement as a condition to its purchase of shares of Series G Preferred Stock;

            WHEREAS, the parties hereto desire to make certain amendments to the Stockholders Agreement;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms defined in the Stockholders Agreement and used herein shall have the meanings set forth in the Stockholders Agreement. In addition, the definitions section of the Stockholders Agreement is hereby amended by adding thereto certain additional definitions and by amending certain existing definitions as follows:

            "APPROVED SALE" means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Company's outstanding voting securities immediately prior to such transactions are after giving effect to such transactions no longer, in the aggregate, the "beneficial owners") (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company, which in either case, has been approved by both the Board of Directors and the holders of a majority of the Shares (the "APPROVING STOCKHOLDERS"); PROVIDED that the Approving Stockholders must include the consent of the Requisite Series G Holders if the aggregate Fair Market Value of the consideration per share of Series G Convertible Preferred Stock received in such transaction by the holders of Series G Convertible Preferred Stock is less than the greater of (1) 125% of the


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Deemed Issuance Price or (2) the sum of the Liquidation  Preference of one share of Series G Convertible Preferred Stock plus all accumulated but unpaid dividends thereon.

            "BUSINESS DAY" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or New Jersey are authorized or required by law or executive order to close.

            "CONVERTIBLE PREFERRED STOCK" means the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and the Series G Convertible Preferred Stock.

            "DEEMED ISSUANCE PRICE" shall be the lowest price per share at which shares of Series G Convertible Preferred Stock are issued pursuant to the Series G Purchase Agreement.

            "DEMAND RIGHTS COMMENCEMENT DATE" means the earlier to occur of (i) the date which is 180 days after the date on which the Company completes an initial Public Offering and (ii) June 30, 2002.

            "DRESDNER" shall mean Dresdner Kleinwort Benson Private Equity Partners, L.P.

            "DRESDNER DIRECTOR" has the meaning set forth in Section 4.3.1.

            "FAIR MARKET VALUE" of any property as of a particular date (the "Determination Date") shall mean: (i) if the property is a security, the average of the last 30 "daily sales prices" of such security on the principal national securities exchange on which such security is listed or admitted for trading on the last 30 Business Days prior to the Determination Date, or if not listed or traded on any such exchange, then the Fair Market Value shall be the average of the last 30 "daily sales prices" of such security on the Nasdaq National Market on the last 30 Business Days prior to the Determination Date (the "daily sales price" shall be the closing price for bona fide transactions of such security at the end of each day), or (ii) if such security is not so listed or admitted to unlisted trading privileges or if no such sale is made on at least 25 of such days, then the Fair Market Value shall be the price (determined on a per share basis, if applicable) that would be paid for the entire common equity of the Company in an orderly sale transaction between a willing buyer and a willing seller, without taking into account the lack of liquidity of the Company's securities, using customary valuation techniques and assuming full disclosure of all relevant information, as reasonably determined by an investment banking firm of recognized national standing selected in good faith by the Board of Directors or a duly appointed committee of the Board of Directors (which determination shall be reasonably described in the written notice delivered to the holders of the Series G Convertible Preferred Stock) or (iii) if the property in question is not a security, then the Fair Market Value of the property in question shall be the fair value thereof determined jointly by the Company and the Requisite Series G Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing the type of property in question selected by the Company and approved by the Requisite Series G Holders (which approval shall not be unreasonably withheld or delayed). The Company shall pay the fees and expenses of any investment banking firm and/or appraiser retained to determine


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Fair  Market  Value  hereunder.  The  determination  of  such  appraiser  and/or investment banking firm shall be final and binding on all Persons.

            "KAMINE DIRECTOR" has the meaning set forth in Section 4.3.1.

            "LIQUIDATION PREFERENCE" has the meaning set forth in the Series G Certificate of Designations.

            "LUCENT" means Lucent Technologies Inc.

            "MAJORITY SERIES G HOLDERS" means the Persons from time to time holding at least 50% of the outstanding shares of Series G Convertible Preferred Stock.

            "NASSAU DIRECTOR" has the meaning set forth in Section 4.3.1.

            "QUALIFIED PUBLIC OFFERING" or "QPO" means the sale in a firm commitment underwritten public offering of Common Stock, in any single transaction or series of related transactions, pursuant to an effective registration statement filed by the Company under the 1933 Act in which (i) the Company receives aggregate gross proceeds (before deduction of underwriting discounts and expenses of sale) of at least $80,000,000, and (ii) the price per share at which such shares are sold to the public in such offering (before deduction of underwriting discounts and expenses of sale) is not less than the Liquidation Preference (as adjusted for any stock split, stock combination or other similar transaction).

            "REGISTRABLE SECURITIES" means (i) the Common Stock issued or issuable upon the conversion of the Convertible Preferred Stock or the exercise of the AT&T Company Warrant or the GECC Warrant, (ii) any Common Stock acquired after October 31, 1997 by Nassau, Kamine, AT&T, GECC, CoreStates, any Accredited Investor that it a permitted transferee of Common Stock pursuant to Section
3.1.6 or any of their respective Affiliates, (iii) the Common Stock held, as of October 31, 1997, by Kamine, Nassau, AT&T and CoreStates and their respective Affiliates and by KMC Telecommunications L.P., a Delaware limited partnership,
(iv) any Common Stock  acquired after the date hereof by any Series G Holder and
(v) any shares of capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i) through (iv) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (including, without limitation, upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) such securities shall have been registered under the Securities Act, and the registration statement with respect to the sale of such securities shall have become effective under the Securities Act or such securities shall have been sold under circumstances in which all applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met or may be sold pursuant to Rule 144(k), (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the


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Company  and  subsequent  disposition  of  such  securities  shall  not  require registration or qualification of such securities under the Securities Act or any state securities or blue sky laws then in force in a preponderance of states, or
(iii) such securities shall cease to be outstanding.

            "REORGANIZATION" means the reorganization effected pursuant to that certain Amendment and Assignment of Amended and Restated Note Purchase and Investment Agreement, dated as of September 22, 1997, by and among KMC Telecom Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C., Harold N. Kamine and KMC Telecom Holdings, Inc., of the Amended and Restated Note Purchase and Investment Agreement, dated as of October 22, 1996, by and among KMC Telecom, Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C. and Harold N. Kamine.

            "REQUISITE SERIES G HOLDERS" means (i) the holders of at least a majority of the outstanding shares of Series G Convertible Preferred Stock if the Company has received aggregate gross cash proceeds of at least $250,000,000 from the issuance of Series G Convertible Preferred Stock pursuant to the Series G Purchase Agreement or (ii) the holders of at least two-thirds of the outstanding shares of Series G Convertible Preferred Stock if the Company has not received aggregate gross cash proceeds of at least $250,000,000 from the issuance of Series G Convertible Preferred Stock pursuant to the Series G Purchase Agreement.

            "SERIES G CERTIFICATE OF DESIGNATIONS" means the certificate of the Powers, Designations Preferences and Rights of the Series G-1 Voting Convertible Preferred Stock and the Series G-2 Non-Voting Convertible Preferred Stock filed with the Secretary of State of Delaware on July 7, 2000.

            "SENIOR MANAGER" means the Chief Executive Officer, the President or the Chief Financial Officer of the Corporation.

            "SERIES G CONVERTIBLE PREFERRED STOCK" means, collectively, the Company's Series G-1 Voting Convertible Preferred Stock, par value $.01 per share and the Company's Series G-2 Non-Voting Convertible Preferred Stock, par value $.01 per share.

            "SERIES  G  PURCHASE   AGREEMENT"  means  the  Securities   Purchase
Agreement dated as of the date hereof by and among the Company, the Series G Holders and the other parties, if any, named therein.

            "STOCKHOLDERS" shall mean Nassau, Kamine, AT&T, GECC, CoreStates, the Series G Holders and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4, and the term "Stockholder" shall mean any such Person.

            2. AGREEMENT TO BE BOUND. Each Series G Holder hereby agrees that upon execution of this Amendment, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof. The parties agree that all Common Stock and Convertible Preferred Stock held or acquired by such Series G Holder shall be deemed Shares for all purposes of the Stockholders Agreement.


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            3. AMENDMENT OF SECTION 2.2.1 OF THE STOCKHOLDERS AGREEMENT. Section
2.2.1 of the Stockholders Agreement is hereby amended to read in its entirety as follows:

                        2.2.1 TRANSFERS BY NASSAU, AT&T, GECC, CORESTATES AND THE SERIES G HOLDERS. At any time, each of Nassau, AT&T, GECC, CoreStates, each of the Series G Holders and any Permitted Transferees thereof which are Accredited Investors may (a) subject to Sections 2.3 and 2.4, transfer Shares to any Affiliate and with respect to Dresdner, transfer Shares having an aggregate initial purchase price of not more than $25,000,000 pursuant to the terms of the Letter Agreement dated as of July 6, 2000 among Dresdner, one of its Affiliates and the Company and (b) subject to Sections 2.3, 2.4, 3.1 and 4.5, transfer Shares to any Person. Notwithstanding the foregoing, Lucent shall not, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), be permitted to transfer any Shares to any Person if (i) following such transfer such Person would be eligible to designate the Lucent Director pursuant to Section 4.5(d) hereof or (ii) such Person is deemed to be a competitor of the Company, in each case, as determined in good faith by the Board of Directors.

            4. ADDITION OF SECTION 2.5 TO THE STOCKHOLDERS AGREEMENT. The following Section 2.5 shall be inserted immediately following Section 2.4 of the Stockholders Agreement:

               2.5.     SALE OF THE COMPANY.

                        2.5.1. In the event of an Approved Sale, each Stockholder will (i) consent to, vote for, and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter's rights and other similar rights with regard to such Approved Sale, and (iii) if the Approved Sale is structured as a sale of stock, each Stockholder will agree to sell its Shares on the terms and conditions of the Approved Sale. Each Stockholder will take all necessary and desirable actions as reasonably requested by the Board of Directors in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement; PROVIDED that each Stockholder will be required to make representations and warranties only with respect to such Stockholder and the Shares to be sold by it or him as may be set forth in any agreement approved by the Board of Directors.

                        2.5.2.  The obligations of each  Stockholder  under this
      Section 2.5 are subject to the  satisfaction of the following  conditions:
      (i) in connection with an Approved Sale, each Stockholder shall receive in consideration for the Shares held by such Stockholder the net amount that such Stockholder would have received if all in-the-money equity securities had been fully exercised, converted and exchanged for or into Common Stock immediately prior to such Approved Sale and the aggregate consideration from such Approved Sale (plus an amount equal to the cash payable in connection with such exercise, conversion and exchange of in-the-money equity securities) had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's certificate of incorporation as in effect immediately prior to such Approved Sale (and the obligation of each Series G Holder shall be subject to its receipt of the Redemption Price (as defined in the Series G



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      Certificate of Designations)),  (ii) if the holders of Common Stock and/or then outstanding Convertible Preferred Stock are given an option as to the form and consideration to be received, all holders of Common Stock and then outstanding Convertible Preferred Stock shall be given the same option, and (iii) each holder of then currently exercisable rights to acquire Shares shall be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such Shares.

                        2.5.3. If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) under the Securities Act may be available with respect to such negotiation or transaction (including, without limitation, a merger, consolidation or other reorganization), the Stockholders who are not accredited investors (as that term is defined in Rule 501 under the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company. If any such Stockholder appoints a purchaser representative designated by the Company, the Company will pay the reasonable fees of such purchaser representative, but if any such Stockholder declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative (reasonably acceptable to the Company), and such holder will be responsible for the fees of the purchaser representative so appointed.

                        2.5.4. All Stockholders will bear their respective portions (as determined pursuant to Section 2.5.5) of the reasonable costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are approved by the Approving Stockholders and are not otherwise paid by the Company or the acquiring party; including the reasonable fees and disbursements of one law firm designated by a majority of the Approving Stockholders in connection with an Approved Sale. Other costs incurred by any Stockholder on its own behalf will not be considered costs of the transaction hereunder.

                        2.5.5. A Stockholder's  portion of any cost described in
      Section 2.5.4 will equal the amount by which the portion of the aggregate consideration from the Approved Sale received by such Stockholder would have been reduced had the amount of such cost been paid out of such aggregate proceeds of such Approved Sale prior to their allocation pursuant to Section 2.5.2.

                        2.5.6.   The   provisions  of  this  Section  2.5  shall
      terminate upon the consummation of a Qualified Public Offering.

            5. AMENDMENTS  TO  SECTION  4.3.1  OF  THE  STOCKHOLDERS  AGREEMENT.
Section 4.3 of the Stockholders Agreement is amended to read as follows:

               4.3.     ELECTION OF DIRECTORS.

                        4.3.1. NUMBER AND COMPOSITION. Subject to Section 4.3.2, each Stockholder agrees that the number of directors shall be ten (10) and each Stockholder shall vote its or his Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other



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      actions necessary to ensure that the number of directors  constituting the entire Board of Directors shall be ten (10), as provided for below. Each Stockholder shall vote its or his Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and to take all other actions necessary to ensure, including, without limitation, using its or his best efforts to cause the Board of Directors to take such actions to ensure: (i) the election to the Board of Directors of (A) subject to paragraph (a) of Section 4.5, three individuals designated by Nassau (the "Nassau Directors"), (B) subject to paragraph (b) of Section 4.5, two individuals designated by Kamine (the "Kamine Directors"), (C) one independent director who shall be mutually acceptable to Nassau, Kamine and either AT&T or the Majority Series C Holders, provided that it is agreed that Gary E. Lasher shall serve as an independent director beginning November 1, 1997, (D) subject to paragraph (c) of Section 4.5, one director designated by Dresdner (the "Dresdner Director"), (E) subject to paragraph (d) of Section 4.5, and further subject to the approval of a majority of the other members of the Board of Directors (which approval may not be unreasonably withheld) one director designated by Lucent or its transferee as contemplated by Section 4.5(d) (the "Lucent Director"), (F) the President of the Company from time to time elected pursuant to Article IV of the By-Laws and who shall initially be Roscoe C. Young, II, and (G) the Chief Executive Officer of the Company from time to time elected pursuant to Article IV of the By-Laws and who shall initially be William
      F. Lenahan; (ii) the election to each committee of the Board of Directors of one Nassau Director and one Kamine Director; (iii) the election of an independent director to the compensation committee of the Board of Directors, (iv) the election of one representative designated by the Requisite Series G Holders (who shall be a member of the Board of Directors) to all committees of the Board of Directors other than the
      executive  committee;   PROVIDED  that  the  Dresdner  Director  shall  be
      designated to serve on at least one committee of the Board of Directors, and (vi) the election of three directors to the executive committee of the Board of Directors, one of whom shall be a Nassau Director, one of whom shall be a Kamine Director, and a third director (who is neither a Kamine Director nor a Nassau Director) designated by a majority of the Board of Directors.

            6. AMENDMENT  OF SECTION  4.4(B) AND ADDITION OF SECTION  4.4(C) AND
SECTION 4.4(D) TO THE STOCKHOLDERS AGREEMENT. Section 4.4(b) of the Stockholders Agreement shall be hereby amended in its entirety as follows and the following
Section  4.4(c) and  Section  4.4(d)  shall be  inserted  immediately  following
Section 4.4(b) of the Stockholders Agreement:

               (b) Kamine shall be entitled at any time and for any reason (or for no reason) to designate any or all of the Kamine Directors for removal. Subject to Section 4.5, if at any time, a vacancy is created on the Board of Directors by reason of death, removal or resignation of any Kamine Director, then each Stockholder shall, as soon as practicable after the date such vacancy first occurs, and in any event prior to the transaction of any other business by the Stockholders or the Board of Directors, take any action, including the voting of its Shares, to elect a director or directors designated by Kamine to fill such vacancy or vacancies.

               (c) Dresdner shall be entitled at any time and for any reason (or for no reason) to designate the Dresdner Director for removal. Subject to
      Section 4.5, if at any time, a vacancy is created on the Board of


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      Directors by reason of the death,  removal or  resignation of the Dresdner
      Director, then each Stockholder shall, as soon as practicable after the date such vacancy first occurs, and in any event prior to the transaction of any other business by the Stockholders or the Board of Directors, take action, including the voting of its Shares, to elect a director designated by Dresdner to fill such vacancy.

               (d) Lucent (or its transferee as  contemplated by Section 4.5(d))
      shall be entitled at any time and for any reason (or for no reason) to designate the Lucent Director for removal. Subject to Section 4.5, if at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of the Lucent Director, then each Stockholder shall, as soon as practicable after the date such vacancy first occurs, and in any event prior to the transaction of any other business by the Stockholders or the Board of Directors, take action, including the voting of its Shares, to elect a director designated by Lucent (or its transferee as contemplated by Section 4.5(d)) to fill such vacancy.

            7.  AMENDMENT  TO  SECTION  4.5(B)  TO THE  STOCKHOLDERS  AGREEMENT.
Section 4.5(b) of the Stockholders Agreement shall be hereby amended in its entirety as follows:

                        (b) Notwithstanding anything herein to the contrary, (i) from and after the date that Kamine and his Affiliates own in the aggregate Shares representing less than one-third of the Shares (on an as if fully converted basis) owned in the aggregate by them immediately following the Reorganization, Kamine shall have the right to designate only one (1) director for election or removal pursuant to Section 4.3.1 or
      4.4 (and shall cause such number of Kamine Directors to resign such that one Kamine Director remains on the Board of Directors) and (ii) at such time as Kamine and his Affiliates own less than 5% of the Shares on a Fully Diluted Basis, Kamine shall not be entitled to designate any director for election or removal pursuant to Section 4.3.1 or 4.4 (and shall cause all Kamine Directors to resign).

            8. ADDITION  OF  SECTIONS  4.5(C)  AND  4.5(D) TO THE  STOCKHOLDERS
AGREEMENT.   The  following   Sections  4.5(c)  and  4.5(d)  shall  be  inserted
immediately following Section 4.5(b) of the Stockholders Agreement:

                        (c) Notwithstanding  anything herein to the contrary, at
      such time as Dresdner and its Affiliates own less than 30% of the shares of Series G Convertible Preferred Stock (or shares of Common Stock issued upon conversion thereof) originally purchased by Dresdner and its Affiliates pursuant to the Series G Purchase Agreement, Dresdner shall not be entitled to designate any person to serve as a director on the Board of Directors, and shall cause the Dresdner Director to resign from the Board of Directors).

                        (d) Notwithstanding anything herein to the contrary, Lucent shall have no right to designate an individual to serve as the Lucent Director at any time prior to March 31, 2001; provided that if prior to March 31, 2001, Lucent transfers (in a transaction or series of related transactions subject to the provisions of Section 3.1) shares of Series G Convertible Preferred Stock having an aggregate Liquidation Preference of at least $50,000,000 to an unaffiliated third party, the transferee of such shares may thereafter designate the Lucent Director. Lucent may (but has no obligation to) assign its right to designate the Lucent Director to an unaffiliated third party transferee of shares of Series G Convertible Preferred Stock having an aggregate Liquidation Preference of at least $50,000,000. The right of Lucent to designate the Lucent Director shall terminate upon the consummation of a Qualified Public Offering. The right of any unaffiliated third party transferee of Lucent who has purchased shares of Series G Convertible Preferred Stock having an aggregate Liquidation Preference of at least $50,000,000 and has been assigned the right to designate the Lucent Director shall survive a Qualified Public Offering. The right of Lucent or its transferee to designate the Lucent Director shall terminate at such time as the holder of the right to designate the Lucent Director holds shares of Series G Convertible Preferred Stock (or shares of Common Stock issuable upon conversion thereof) having an aggregate Liquidation Preference of less than $15,000,000.

            9. ADDITION OF SECTION 4.6 AND 4.7 TO THE STOCKHOLDERS AGREEMENT. The following Sections 4.6 and 4.7 shall be inserted immediately following
Section 4.5 of the Stockholders Agreement:

               4.6 ACTIONS REQUIRING APPROVAL OF MAJORITY OF BOARD. The Company shall not, without the prior approval of at least a majority of the Board of Directors:

                        (a) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities other than those required of the Company pursuant to agreements in existence on the date hereof;

                        (b) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than (a) pursuant to the terms of any of the Convertible Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock or any series of preferred stock the issuance of which is approved pursuant to this Section 4.6, (b) pursuant to repurchase of equity securities by the Corporation pursuant to the exercise of its right of first offer as provided in Section 3 of this Stockholders Agreement and (c) repurchases of Common Stock or other equity securities including warrants, options and other rights to acquire Common Stock or equity securities or stock appreciation rights, phantom stock plans or similar rights or plans, from former employees of the Company and its Subsidiaries upon termination of employment pursuant to arrangements approved by the Board of Directors;

                        (c) authorize, issue or enter into any agreement providing for the authorization, creation, or issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Series G Convertible Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise;

                        (d) authorize or enter into any agreement leading to a registered offering after which the Company's common equity securities are first traded or quoted on a national or regional securities exchange or the NASDAQ Stock Market;

                        (e) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, any assets of the Company or its Subsidiaries involving an aggregate consideration in excess of $1,000,000 in any twelve-month period (other than any sale or lease of assets made in the ordinary course of business in connection with any capitalized leases entered into by the Company or any of its Subsidiaries as lessor in the ordinary course of business and other than any Liens to lending institutions incurred or granted by the Company or any of its Subsidiaries in the ordinary course of business in connection therewith);

                        (f) enter into any partnership, joint venture or other similar joint business undertaking not contemplated by the existing business plan;

                        (g)   appoint the Company's independent auditors;

                        (h) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) agreements, transactions, commitments or arrangements entered into in the ordinary course of business and (iii) except as otherwise expressly contemplated by this Stockholders Agreement;

                        (i) initiate or settle any lawsuit the judgment or settlement value of which could exceed $250,000;

                        (j) amend, modify or terminate any material insurance coverage of the Company;

                        (k) retain any investment banker or financial consultant whose remuneration could exceed $150,000;

                        (l) appoint or establish any committee of the Board of Directors;

                        (m) adopt the annual budget, any capital expenditure plan or any working capital allocation plan; and

                        (n) appoint or terminate the employment of any Senior Manager.

                4.7 REIMBURSEMENT OF EXPENSES. The Company shall reimburse each director for the reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors:

            10. AMENDMENTS TO SECTION 5 OF THE STOCKHOLDERS AGREEMENT. Paragraph
(a) of Section 5 of the Stockholders Agreement is hereby amended in its entirety to read as follows:

                PUT RIGHT. (a) Subject to the covenants contained in the indentures entered into in connection with the Senior Discount Notes and 2009 Senior Notes, if no Liquidity Event shall have occurred by the later of October 22, 2003 or 90 days following the final maturity date of debt securities issued in the HYDO II, then each of Nassau and its Affiliates, AT&T, GECC, CoreStates and each of the Series G Holders shall have the right, at any time thereafter, by giving written notice to the Company (a "PUT NOTICE"), to require the Company to repurchase (a "PUT") all or any portion of the shares of Convertible Preferred Stock or Common Stock held by such Stockholder for an amount (the "PUT AMOUNT") equal to (A) the fair market value of the shares subject to such Put as determined within 30 days after the delivery of each Put Notice by an investment banking firm of national reputation which is mutually acceptable to the Company and holders of a majority of the voting power of Common Stock and Common Stock Equivalents held by all parties exercising the Put hereunder or (B) in the case of any shares of Convertible Preferred Stock, at the liquidation preference thereof plus all accrued and unpaid dividends, PROVIDED that AT&T, GECC, CoreStates and each of the Series G Holders shall not have the right to exercise a Put hereunder unless Nassau or its Affiliates have exercised a Put; and provided further that the Company may not repurchase any shares of Convertible Preferred Stock or Common Stock hereunder so long as the Series E Preferred Stock or the Series F Preferred Stock remain outstanding unless the requisite holders of the Series E Preferred Stock and the holders of the Series F Preferred Stock have waived in writing their right to have the Company repurchase their Series E Preferred Stock and Series F Preferred Stock prior to the repurchase by the Company of any shares of Convertible Preferred Stock or Common Stock hereunder. The Company shall give AT&T, GECC, CoreStates and each of the Series G Holders prompt notice of Nassau's exercise of a Put. The Company shall give notice to Nassau and other Stockholders of any exercise of the Put right under Section 14 of either of the Subsidiary Warrants or hereunder. The Company shall pay to the party exercising a Put the Put Amount within 60 days of the date of such determination of fair market value. Any unpaid balance of a Put Amount thereafter shall bear interest, which interest shall be paid together with any payment of such Put Amount, at the rate of 18.0% per annum (the "DEFAULT RATE"); PROVIDED that accrual of interest at the Default Rate shall not constitute a waiver of any party exercising a Put hereunder to receive immediate payment of the Put Amount.

            11. AMENDMENTS TO SECTIONS 6.1(A) AND (B) OF THE STOCKHOLDERS AGREEMENT. Sections 6.1(a) and (b) of the Stockholders Agreement are hereby amended in their entirety to read as follows:

                 6.1.   DEMAND REGISTRATIONS.

                        (a) RIGHT TO DEMAND. Subject to Section 6.1(b), at any time and from time to time following the Demand Rights Commencement Date and the applicable events specified in Section 6.1(b), the applicable parties set forth in Section 6.1(b) (each of which is referred to in this Section 6 as a "DEMAND HOLDER") may request the Company to register their Registrable Securities in the manner set forth herein by written notice (the "REGISTRATION NOTICE") to the Company only if a disposition of the Registrable Securities may not, in the opinion of the Demand Holder, be effected in the public marketplace (as opposed to a private transaction under the Securities Act) at equally favorable net terms to the Demand Holder without registration of such shares under the Securities Act. In the event that the Company receives a Registration Notice, the Company shall effect a registration under the Securities Act of the number of Registrable Securities determined in accordance with Section 6.1(c) on Form S-1 or any similar long-form registration ("LONG-FORM REGISTRATIONS") or on Form S-2 or S-3 or any similar short-form registration ("SHORT-FORM REGISTRATIONS") if available. All registrations requested pursuant to this
      Section 6.1 are referred to herein as "DEMAND REGISTRATIONS."

                        (b) NUMBER OF DEMAND REGISTRATIONS. Each of Nassau and Kamine will be entitled following the Demand Rights Commencement Date to obtain up to two (2) Long-Form Registrations and two (2) Short-Form Registrations. So long as AT&T or any of its Affiliates shall hold any Registrable Securities, then AT&T, or if AT&T and its Affiliates no longer hold any Registrable Securities, then the holders of at least 50% of the aggregate number of Registrable Securities transferred by AT&T which are Registrable Securities on the date such request is being made, will be entitled following the Demand Rights Commencement Date to obtain up to an aggregate of two (2) Registrations (which may be Short-Form Registrations, at the Company's option, if the Company is then eligible therefor). The
      Majority Series C Holders (for themselves and on behalf of all Stockholders holding shares of Common Stock into which shares of Series C Convertible Preferred Stock have been, or may be, converted) will be entitled following the Demand Rights Commencement Date to obtain up to an aggregate of two (2) Registrations (which may be Short-Form Registrations, at the Company's option, if the Company is then eligible therefor). The Majority Series G Holders (for themselves and for the benefit of all Stockholders holding shares of Common Stock into which shares of Series G Convertible Preferred Stock have been, or may be, converted) will be entitled following the Demand Rights Commencement Date to two (2)
      Long-Form Registrations (provided that any such registration involves shares having an aggregate gross offering price of not less than $25,000,000) and two (2) Short-Form Registrations (provided that any such registration involves shares having an aggregate gross offering price of not less than $10,000,000). In addition, the holders of outstanding shares of Series G Convertible Preferred Stock (for themselves and for the benefit of all Stockholders holding shares of Common Stock into which shares of Series G Convertible Preferred Stock have been, or may be, converted) will be entitled following the Demand Rights Commencement Date to unlimited Short Form Registrations so long as the holders participating in such registrations bear the entire expense thereof; PROVIDED that in no event will the holder of shares of Series G Preferred Stock be entitled to more than one such registration in any six-month period. A registration will not count as a Long-Form Registration or Short-Form Registration, as the case may be, until such Demand Registration has become effective and unless the Demand Holder is able to register and sell at least 66_% of the Registrable Securities requested to be included in such registration. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Exchange Act, the Company will use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 6.1(b) (including the Company's internal costs in proceeding on such request, as reasonable determined by the Company's Board of Directors) if the registration request is subsequently withdrawn, unless the Demand Holder agrees to treat the withdrawn request as a registration undertaken pursuant to this Section 6.1(b); PROVIDED, that if the Demand Holder withdraws a request as a result of a material adverse change in the condition, business or prospects of the Company or in the market for the Company's securities from that known to the Demand Holder at the time of its request, the Company, and not the Demand Holder, shall be required to pay all the expenses relating to the proposed registration and such request shall not be treated as a Demand Registration for purposes of this Section 6.1(b).

            12. AMENDMENT TO SECTION 6.3 OF THE STOCKHOLDERS AGREEMENT.  Section
6.3 of the Stockholders Agreement is hereby amended in its entirety to read as follows:

                6.3.    HOLDBACK AGREEMENTS.

                        (a) Each holder of Registrable  Securities agrees not to
      effect any public sale or distribution  (including  sales pursuant to Rule
      144) of equity securities, including, without limitation, the Common Stock, of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and a period reasonably requested by the underwriters managing such offering (not to exceed 180 days) beginning on the effective date of any Demand Registration or Piggyback Registration for a public offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment bankers or underwriters managing the public offering otherwise agree.

                        (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, including, without limitation, the Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or Piggyback Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree, and (ii) to use its best efforts to cause (A) each holder of at least 5% (on a Fully Diluted Basis) of its equity securities, including, without limitation, Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, and (B) each officer and director of the Company that holds any such securities to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration), unless the underwriters managing the public offering or distribution otherwise agree.

            13. ADDITION OF SECTION 6.9 TO THE STOCKHOLDERS AGREEMENT. The following Section 6.9 shall be inserted immediately following Section 6.8 of the Stockholders Agreement:

                 6.9.  ASSIGNMENT OF REGISTRATION RIGHTS.

                       6.9.1. The rights to cause the Company to register Registrable Securities under Section 6.1 and Section 6.2 may be assigned by a Demand Holder to a transferee or assignee (i) that is an Affiliate of the Demand Holder or (ii) if the aggregate initial purchase price of such Registrable Securities transferred or assigned was not less than
      $10,000,000 or such lesser amount if all such Demand Holder's shares are transferred or assigned, provided in each case that (a) the Company is, within 15 days prior to any transfer or assignment, furnished with written notice of the name and address of the proposed transferee or assignee; (b) prior to the transfer or assignment, the transferee or assignee agrees in writing to be bound by all of the provisions of this Agreement; (c) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

                       6.9.2. Each Demand Holder covenants and agrees that it will not transfer or assign any rights to cause the Company to register Registrable Securities pursuant to this Section 6.9 if, within five days prior to such transfer or assignment, the Company furnishes the Demand
      Holder with a certificate of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such transfer or assignment to be made because the proposed transferee is an actual or proposed competitor of the Company. This agreement shall be enforceable in equity.

            14.  AMENDMENT  TO SECTION  9.2 (B) OF THE  STOCKHOLDERS  AGREEMENT.
Section 9.2(b) of the Stockholders Agreement is hereby amended in its entirety to read as follows:

                        (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Nassau, Kamine, AT&T, GECC, CoreStates and a Majority of the Series G Holders and (ii) only in the specific instance and for the specific purpose for which made or given; provided, however, that any such amendment, supplement or modification to this Agreement shall not be effective to withdraw, deny or adversely affect the rights of any Stockholder who has not consented in writing to such amendment, supplement or modification.

            15. Except as expressly amended hereby, all of the provisions of the Stockholders Agreement are hereby affirmed and shall continue in full force and effect in accordance with their terms. Each of the parties hereto agree that they will amend and restate the Stockholders Agreement in its entirety in connection with a Subsequent Closing (as such term is defined in the Series G Purchase Agreement) as may be necessary or desirable to reflect the terms of this Agreement.

            16. This Amendment shall be governed and construed in accordance with the laws of the state of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of laws thereof.

            17. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

                                  * * * * *

            IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed, this Agreement as of the date first above written.

                                    KMC TELECOM HOLDINGS, INC.


                                    By:/s/ William H. Stewart
                                       ----------------------
                                       Name: William H. Stewart
                                       Title: Executive Vice President and CFO



                                    NASSAU CAPITAL PARTNERS IV, L.P.

                                    By:  Nassau Capital LLC, its General Partner


                                       By: /s/ John G. Quigley
                                           -------------------
                                           Name: John G. Quigley
                                           Title: Member


                                    NAS PARTNERS I L.L.C.


                                    By:/s/ John G. Quigley
                                       -------------------
                                       Name: John G. Quigley
                                       Title: Member


                                    HAROLD N. KAMINE
                                    in his individual capacity


                                    /s/ Harold N. Kamine
                                    --------------------
                                    Harold N. Kamine

                                    FIRST UNION NATIONAL BANK


                                    By:/s/ Pearce Landry
                                       -----------------
                                       Name: Pearce Landry
                                       Title: Vice President


                                    CORESTATES HOLDINGS, INC.


                                    By:/s/ Pearce Landry
                                       -----------------
                                       Name: Pearce Landry
                                       Title: Vice President


                                    GENERAL ELECTRIC CAPITAL
                                       CORPORATION


                                    By:/s/ Brian P. Ward
                                       -----------------
                                       Name: Brian P. Ward
                                       Title: Manager - Operations

                                    DRESDNER KLEINWORT BENSON  PRIVATE
                                    EQUITY PARTNERS LP


                                    By:Dresdner Kleinwort Benson Private Equity
                                       LLC

                                    Its:General Partner

                                    By:/s/ Alexander P. Coleman
                                       ------------------------
                                       Name: Alexander P. Coleman
                                       Title: Authorized Person



                                    By:/s/ I. D. Leigh
                                       ---------------
                                       Name: I. D. Leigh
                                       Title: Authorized Person


                                    75 WALL STREET ASSOCIATES, LLC
                                    By:Kleinwort Benson (USA) Inc.

                                    Its:Attorney-in-Fact


                                    By:/s/ Alexander P. Coleman
                                       ------------------------
                                       Name: Alexander P. Coleman
                                       Title: Authorized Person



                                    By:/s/ I. D. Leigh
                                       ---------------
                                       Name: I. D. Leigh
                                       Title: Authorized Person

                                    LUCENT TECHNOLOGIES INC.



                                    By:/s/ Dina Fede
                                       -------------
                                       Name: Dina Fede
                                       Title: Director - NA Customer Finance

                                    CIT LENDING SERVICES
                                    CORPORATION FORMERLY KNOWN AS
                                    NEWCOURT COMMERICIAL FINANCE
                                    CORPORATION



                                    By:/s/ James L. Hudak
                                       ------------------
                                       Name: James L. Hudak
                                       Title: